Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163104, 333-135614, 333-129267, 333-116365, and 333-58162 on Forms S-8 and Registration Statement No. 333‑169012 on Form S‑3 of our report dated July 1, 2013, relating to the financial statements and supplemental schedules of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan, appearing in this Annual Report on Form 11-K of Merit Medical Systems, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
July 1, 2013